SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 3, 2005

UNIVISION COMMUNICATIONS INC.

(Exact name of registrant as specified in charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-12223	95-4398884
(Commission File Number)	(IRS Employer Identification No.)

1999 Avenue of the Stars, Suite 3050
Los Angeles, CA 90067

(Address of principal executive offices)

(310) 556-7676

(Registrant’s telephone number, including area code)

NO CHANGE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective June 3, 2005, Jeffrey Hinson resigned as Chief Financial Officer of Univision Communications Inc.

(c) Andrew W. Hobson, age 43, who currently serves as Senior Executive Vice President and Chief Strategic Officer, has been named to the additional position of Chief Financial Officer, effective June 3, 2005.   Mr. Hobson was an Executive Vice President of Univision Communications Inc. from 1993 through July 2004.  Mr. Hobson was a Principal at Chartwell Partners from 1990 through 1993.  Prior to joining Chartwell Partners, he was a Vice President in the investment banking group of Bankers Trust Co. from 1984 to 1990.

Mr. Hobson has an amended employment agreement with the Company that expires on December 31, 2007.  His annual base salary is $750,000. In addition, based upon an annual review of Mr. Hobson’s performance and our results of operations and our prospects, the Company may grant a bonus each year to Mr. Hobson.  The employment agreement provides that Mr. Hobson may be terminated for cause, upon death or disability or without cause. If terminated without cause, he will, subject to certain conditions regarding confidentiality, trade secrets and competitive activities, be entitled to receive his base salary for the remainder of his employment agreement.

(d) Effective June 6, 2005, Michael O. Johnson was elected to fill a vacancy as a Class A/P Director of Univision Communications Inc. by the Class A/P directors as provided in the Company’s charter documents.  Mr. Johnson will also fill the vacancy on the Audit Committee and serve as the third independent director of the Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVISION COMMUNICATIONS INC.

Date: June 6, 2005		/s/ C. Douglas Kranwinkle
	By:	Name: C. Douglas Kranwinkle
Title: Executive Vice President